Exhibit 99
GORMAN-RUPP REPORTS IMPROVED SECOND QUARTER 2010 RESULTS
Mansfield, Ohio — July 22, 2010 — The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales and earnings for the second quarter and six months ended June 30, 2010.
Net sales during the second quarter ended June 30, 2010 increased 5.9% to $72,380,000 compared to $68,345,000 during the same period in 2009. Net income increased 16.2% to $5,656,000 compared to $4,867,000 in the second quarter 2009. Earnings per share were $0.34 and $0.29 for the two respective periods.
Net sales for the six months ended June 30, 2010 totaled $138,166,000, down 1.3% from net sales of $139,943,000 during the same period in 2009. Net income increased 8.3% to $10,153,000 compared to $9,373,000 in the first six months of 2009. Earnings per share were $0.61 and $0.56 for these two periods.
The increase in net sales during the quarter was positively impacted by the early stages of economic recovery and is due primarily to increases in sales to the international fire protection market, custom pump applications and the construction and rental market, partially offset by decreases in sales to the OEM and the domestic fire protection markets.
The increase in earnings for the quarter reflects continued cost savings implemented in 2009 which also contributed to the 16.8% increase in operating income. Changes in principal operating expenses, including LIFO and employee benefit costs, generally offset each other in the current quarter compared to the same period last year.
The Company’s backlog of orders increased to $105.0 million at June 30, 2010 compared to $82.9 million a year ago and $93.7 million at December 31, 2009. The increase from June 30, 2009 was largely due to orders arising from wastewater, rental and international fire protection applications.
Cash flow from operations during the first six months of 2010 was $16.5 million, resulting in a continuing strong liquidity position. During the quarter, the remaining $10.0 million of borrowings used to partially finance the expansion and consolidation of the Mansfield Division were re-paid. The Company remains financially strong with positive cash flow and no long-term or short-term debt.
Jeffrey S. Gorman, President and CEO said, “The Company experienced improved financial results during this quarter with earnings largely driven by solid operating performance in what is still an unpredictable environment. Customer order growth continues to be encouraging, but we still remain cautious as full economic recovery remains uncertain.”
Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477.
For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.
The Gorman-Rupp company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$72,380	$68,345	$138,166	$139,943
Cost of products sold	55,094	52,555	105,431	108,808

Gross profit	17,286	15,790	32,735	31,135

Selling, general and administrative expenses	8,375	8,790	17,134	17,778

Operating income	8,911	7,000	15,601	13,357

Other income (expense) — net	(400)	202	(391)	713

Income before income taxes	8,511	7,202	15,210	14,070
Income taxes	2,855	2,335	5,057	4,697

Net income	$5,656	$4,867	$10,153	$9,373

Basic and diluted earnings per share	$0.34	$0.29	$0.61	$0.56
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	June 30,	December 31,
	2010	2009
Assets
Cash and short-term investments	$38,729	$45,908
Accounts receivable — net	49,315	37,239
Inventories	37,711	40,506
Deferred income taxes and other current assets	4,538	7,747

Total current assets	130,293	131,400

Property, plant and equipment — net	108,381	108,523

Deferred income taxes and other assets	9,816	9,149

Total assets	$248,490	$249,072

Liabilities and shareholders’ equity

Accounts payable	$13,669	$8,972
Short-term debt	—	15,000
Accrued liabilities and expenses	25,766	19,203

Total current liabilities	39,435	43,175

Income taxes payable	971	971
Retirement benefits	2,768	5,044
Postretirement benefits	22,752	22,270

The Gorman-Rupp Company shareholders’ equity	181,907	176,905
Noncontrolling interest	657	707

Total shareholders’ equity	182,564	177,612

Total liabilities and shareholders’ equity	$248,490	$249,072

Shares outstanding	16,685,535	16,710,535